Exhibit 10.1

SEPARATION AND ADVISOR AGREEMENT

THIS SEPARATION AND ADVISOR AGREEMENT (the “Agreement”) is made and entered into this 13th day of November, 2015, by and between Bridgeline Digital, Inc. including its purchasers, successor and assigns (“Bridgeline” or the “Company”) and Mr. Thomas Massie (“Mr. Massie” and, collectively with Bridgeline, the “Parties”). This Agreement will become effective on the eighth (8th) day after Mr. Massie signs it, so long as he does not revoke it as set forth in Paragraph 15(c) below (the “Effective Date”).

WHEREAS, Mr. Massie has expressed his intention to resign as the President and Chief Executive Officer, and as a Board Member of the Company;

WHEREAS, Bridgeline and Mr. Massie are parties to an employment contract dated October 1, 2001 (the “Employment Contract”) that, among other things, sets forth their respective rights and obligations with respect to Mr. Massie’s separation from the Company;

WHEREAS, except for those terms expressly delineated in Paragraph 17 below, the Parties desire to supersede the terms and conditions of the Employment Contract with those set-forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration (including, but not limited to, the covenants and agreements hereinafter set forth), the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:

1.     Definition of Bridgeline. The Parties agree that, except for Paragraphs 3, 4, 5, 6 and 7 of this Agreement, wherever the terms “Bridgeline Digital, Inc.,” “Bridgeline” or the “Company” are used in this Agreement, they shall refer to Bridgeline Digital, Inc. and any of its divisions, parents, subsidiaries and affiliates, and any and all entities corporately related to Bridgeline and its and their respective officers, directors, employees, agents, representatives, successors, predecessors and assigns.

2.     Resignation Date. On or before November 13, 2015, Mr. Massie shall submit a letter to the Chairperson of Bridgeline’s Board of Directors (the “Board”) stating that, effective December 1, 2015 (the “Resignation Date”), he will resign as (a) President and Chief Executive Officer of the Company and (b) a Member of the Company’s Board. Commencing on December 2, 2015 and continuing until March 1, 2017, Mr. Massie shall serve as an advisor to the Board, at the Board’s discretion. For the avoidance of doubt, Mr. Massie shall not receive any additional remuneration for such advisory services other than that set forth in this Agreement. The parties will work in good faith to mutually agree on the content and timing of any announcements, press releases or other communications regarding such resignation consistent with the Communications Plan For Thomas Massie Separation.

3.     Severance Payments. Commencing on December 30, 2015, and continuing for a period of sixteen (16) months, Bridgeline will provide Mr. Massie with a monthly payment of $31,250, less all required payroll taxes and withholdings. Each monthly payment shall be made in the usual payroll cycle, twice a month.

4.     Accrued Vacation. On or before the first regularly scheduled pay date following the Resignation Date, Bridgeline will provide Mr. Massie with an additional payment of $8,640, less all required payroll taxes and withholdings, which represents payment for accrued but unused vacation for calendar year 2015.

5.     COBRA. To the extent Mr. Massie timely elects continuing medical and/or dental coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Bridgeline will pay one hundred percent (100%) of the associated premiums for sixteen (16) months. For purposes of COBRA, the qualifying event shall be the Resignation Date.

6.     [THIS PARAGRAPH INTENTIONALLY LEFT BLANK]

7.     Legal Fees. Upon presentation of appropriate documentation demonstrating of the legal services performed on behalf of Mr. Massie and the amount of time attributed to such activity, Bridgeline shall pay to Mr. Massie’s Counsel, Bennett & Belfort PC at 24 Thorndike Street, Cambridge MA 02141 the full amount reasonably approved by Bridgeline within thirty (30) days of presentation of the above redacted invoice. Notwithstanding the above, the Company will not reimburse more than $10,000 of the legal fees incurred by Mr. Massie in connection with this matter.

8.     Return of Company Property. On or before Resignation Date, Mr. Massie shall promptly return to the Company all Company property and documents (whether in hard copy or electronic form) in his custody, control and/or and possession. In the event any Company property is discovered to be in the possession of Mr. Massie, Mr. Massie will be given written notice articulating what is believed to be missing and an opportunity to return any such property within ten (10) days. Mr. Massie shall be permitted to retain his two (2) year old Dell laptop provided the Company will move Company data to a Company computer on or before December 1, 2015. Mr. Massie will be permitted to remove any personal property in his office.

9.     Expense Reimbursement. In order to be eligible for reimbursement, Mr. Massie must submit a final expense report along with receipts and supporting documentation (in accordance with the Company’s travel and expense reimbursement policy) no later than December 30, 2015.

10.     Indemnity. The Company shall indemnify and hold harmless Mr. Massie against all costs, damages, losses and expenses (including litigation costs and reasonable attorney’s fees) arising from any third-party claim or as otherwise covered in the Company By-Laws for Mr. Massie’s acts or omissions during employment with the Company, relating in any way to those acts, omissions or representations by Mr. Massie executed within the scope of his employment and duties as President and Chief Executive Officer through December 1, 2015. The Company agrees that it shall continue to handle, including paying for defense and indemnity, all active claims or litigation, if any. The Company further agrees to maintain its current D&O insurance coverage consistent with its By-laws, with its current limits of liability and scope of coverage covering Mr. Massie for his period of employment with Company. Mr. Massie shall cooperate reasonably with the Company in the defense, settlement or compromise of any such claim(s). In all events, company shall reimburse Mr. Massie for his reasonable out of pocket costs and expenses, including travel and lodging, while exercising his cooperation hereunder. In the event Mr. Massie is called to provide cooperation after March, 2017, Company shall compensate Mr. Massie for his time expended in cooperating per Company’s request on a per-diem basis at his current compensation rate or, if employed, his then daily rate of pay, whichever is lower.

11.     Restrictive Covenants. The parties agree that Section 2.3 (a), (b), (c), (d) and (e) of the Employment Contract shall be incorporated herein by reference. In addition, Mr. Massie hereby agrees that, for a period of twelve (12) months after the Resignation Date, he will not, directly or indirectly and whether on his own behalf or on the behalf of any third party, and without written authorization from the Chairperson of the Board:

(a)     call-on, solicit, divert, take away or do business with (or in any manner attempt to call-on, solicit, divert, take away or do business with) any past, present or prospective customer of the Company or in any way interfere with the relationship between any such customer and the Company. This prohibition is limited to and relates only to services competitive to iAPPS and related iAPPS implementation services. Mr. Massie is permitted to do business with and call on customers for products or services that do not compete with iAPPS; and/or

(b)     solicit or encourage any customer or other business relation of the Company to terminate or diminish its relationship with the Company. This prohibition is limited to and relates only to services competitive to iAPPS and related iAPPS implementation services. Mr. Massie is permitted to do business with and call on customers for products or services that do not compete with iAPPS.

12.     Confidentiality. Mr. Massie hereby agrees that, absent express, written authorization from the Chairperson of the Board, he shall not disclose or otherwise publicize the communications or negotiations that led to this Agreement, including any of its specific terms. This Paragraph 12 shall not apply to disclosures made to an immediate family member, domestic partner, legal counsel or financial advisor (provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations) or to disclosures mandated by state or federal law.

13.     Breach of Restrictive Covenants. Mr. Massie acknowledges and agrees that a breach by him of his obligations set forth in Paragraphs 11 or 12 constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to Bridgeline, will entitle Bridgeline to recover, and/or stop providing, the payments or other benefits set forth in Paragraph 3, 5, 6 and 7 above.

14.     Release.

(a)     In consideration of the covenants set forth herein, and more particularly the payments to Mr. Massie specified in Paragraphs 3, 5, 6 and 7 above, and other good and valuable consideration, Mr. Massie, his respective agents, heirs, legatees, successors and assigns (collectively hereinafter the “Massie-Releasors”), hereby irrevocably and unconditionally release, remise, and forever discharge Bridgeline (as defined in Paragraph 1 above) and all persons acting by, through, under or in concert with it, including but not limited to its officers, employees, attorneys and/or agents (collectively hereinafter the “Massie-Releasees”), all both individually and in their official capacities, of and from any and all actions, causes of actions, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, in law or equity, whether existing or contingent, known or unknown, suspected or unsuspected (collectively “Claims”), which the Massie-Releasors previously had, now have, or hereafter may have against the Bridgeline-Releasees from the beginning of time to the Effective Date of this Agreement. The Massie-Releasors expressly acknowledge and agree that this Agreement is intended to bar any Claims against the Bridgeline-Releasees seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, overtime pay, front pay, compensatory damages, emotional distress damages, multiple damages, punitive damages, attorneys’ fees, interest and any other costs) against the Bridgeline-Releasees from the beginning of time up through the Effective Date of this Agreement.

(b)     Without limitation to the generality of the foregoing terms, the Massie-Releasors hereby irrevocably and unconditionally release, remise and forever discharge the Bridgeline-Releasees for any and all:

(i)     Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Effective Date of this Agreement) prohibiting retaliation, discrimination or harassment based upon any protected status including, without limitation, race, color, creed, religion, national origin, ancestry, age, sex, sexual harassment, handicap or disability, genetic carrier status, veteran status or sexual orientation, any military service or application for military service, or any other category protected under federal or state law. Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, the Massachusetts Fair Employment Practices Law (Massachusetts General Laws Chapter 151B), and any other similar Massachusetts or other state statute;

(ii)     Claims under any other federal employment related statute, regulation or executive order (as they may have been amended through the Effective Date of this Agreement) relating to wages, overtime, vacation accrual or pay, hours, whistleblowing, or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act and the Employee Retirement Income Security Act of 1974 and any other similar Massachusetts or other state statute. The Massie-Releasors specifically acknowledge that they are waiving any Claims for unpaid wages under these and other Laws;

(iii)     Claims under any other state employment related statute, regulation or executive order (as they may have been amended through the Effective Date of this Agreement) relating to wages, overtime, vacation accrual or pay, hours, whistleblowing or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Massachusetts Payment of Wages Law (Massachusetts General Laws Chapter 149, §§148, 150), Massachusetts General Laws Chapter 149 in its entirety, Massachusetts General Laws Chapter 151 in its entirety (including but not limited to the minimum wage and overtime provisions) and any other similar Massachusetts or other state statute. The Massie-Releasors specifically acknowledge that they are waiving any Claims for unpaid wages under these and other Laws;

(iv)     Claims under any state or federal common law theory including, without limitation, wrongful discharge, whistleblowing, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, assault and battery, intentional or negligent infliction of emotional distress, loss of consortium, invasion of privacy, misrepresentation, deceit, fraud or negligence; and

(v)     Any other Claims arising under any state, federal or local law.

(c)     The Massie-Releasors not only release and discharge the Bridgeline-Releasees from any and all claims as stated above that they could make on Mr. Massie’s behalf or on behalf of others, but also those claims that might be made by any other person or organization on his behalf, and the Massie-Releasors specifically waive any right to recover any damage awards as a member of any class in a case in which any claim(s) against the Bridgeline-Releasees are made.

(d)     Mr. Massie expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims which have arisen and of which he knows or does not know, should have known, had reason to know or suspects to exist in his favor as of the Effective Date, and that this Agreement contemplates the extinguishment of any such Claims.

(e)     Notwithstanding the foregoing, this Paragraph 14 shall not release Bridgeline from any obligation expressly set forth in this Agreement or from any claim that, as a matter of law, cannot be waived.

(f)     The general release in this Paragraph 14 is not affected or limited by the recitation of the specific releases in this Paragraph 14.

(g)     In consideration of the covenants set forth herein, and more particularly the terms set forth in this agreement, and other good and valuable consideration, the Company, including its Board, hereby irrevocably and unconditionally release, remise, and forever discharge Thomas L. Massie, including his agents, heirs, legatees, successors and assigns, (collectively “Massie Releasees”) of and from any and all actions, causes of actions, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, in law or equity, whether existing or contingent, known or unknown, suspected or unsuspected (collectively “Claims”), which the Company or its Board previously had, now have, or hereafter may have against the Massie Releasees from the beginning of time to the Effective Date of this Agreement. The Company and Board expressly acknowledge and agree that this Agreement is intended to be a General Release of Claims and to bar any and all Claims against the Massie Releasees seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever against the Massie Releasees from the beginning of time up through the Effective Date of this Agreement.

15.     OWBPA. Because Mr. Massie is at least forty (40) years of age, he has specific rights under the ADEA and the OWBPA, which prohibit discrimination on the basis of age.

(a)     The release in Paragraph 14 is intended to release any Claims Mr. Massie may have against Bridgeline alleging discrimination on the basis of age under the ADEA, OWBPA and any other state, federal, or local law. Notwithstanding anything to the contrary in this Agreement, the release in Paragraph 14 does not cover rights or Claims under the ADEA that arise from acts, omissions, transactions or occurrences that occur after the Effective Date.

(b)     It is Bridgeline’s desire and intent to make certain that Mr. Massie understands the provisions and effects of this Agreement. To that end, Bridgeline hereby advises Mr. Massie to consult with legal counsel prior to signing this Agreement for the purpose of reviewing the terms of this Agreement, and Mr. Massie acknowledges he has, in fact, been represented by counsel in connection with the review, negotiation and execution of this Agreement.

(c)     Consistent with the OWBPA, Bridgeline is providing Mr. Massie with twenty-one (21) days to consider and accept the terms of this Agreement prior to signing it; provided, however, that Mr. Massie may waive all or part of this review period if he chooses. Mr. Massie acknowledges that any changes to this Agreement, material or otherwise, will not restart the twenty-one (21) day review period. In addition, Mr. Massie may rescind his assent to this Agreement if, within seven (7) days after he signs this Agreement, he delivers a notice of rescission to Steven D. Weatherhead, Marathas Barrow & Weatherhead LLP, One Financial Center, 15th Floor, Boston, MA 02111. To be effective, such rescission must be hand delivered or postmarked within the seven (7) day period and sent by certified mail, return receipt requested to the above-referenced address. Mr. Massie understands that such seven-day period is mandatory and may not be waived. If Mr. Massie’s written notice that he is exercising his right of revocation is not hand delivered or postmarked within the seven-day revocation period, this Agreement will automatically become effective as of the Effective Date. Mr. Massie further understands that the Agreement does not become effective or enforceable and that no payment will be made under the Agreement until the seven-day revocation period has expired.

(d)     Nothing in the general waiver and release set forth in Section 14 shall be deemed to prohibit Mr. Massie from challenging the validity of this release or from filing a charge or complaint of employment-related discrimination, harassment, or retaliation or from participating in any investigation or proceeding before any federal, state or local court or administrative agency. However, the release in Paragraph 14 does prohibit Mr. Massie from seeking or receiving monetary damages or other individual-specific relief in connection with any such charge or complaint. Further, nothing in this Agreement shall be deemed to limit Bridgeline’s right to seek immediate dismissal of such charge or complaint on the basis that Mr. Massie’s signing of this Agreement constitutes a full release of any individual rights under applicable law, or Bridgeline’s right to seek restitution or other legal remedies to the extent permitted by law of the economic benefits provided to Mr. Massie under this Agreement in the event that he successfully challenges the validity of this release and prevails in any claim under applicable law.

16.     Non-Disparagement. Mr. Massie and the current members of the Board agree that for twelve (12) months after the Resignation Date they will not make any statements that are disparaging about or adverse to the business interests of the other or which are intended to harm the reputation of the other, including, but not limited to, any statements that disparage any the reputation of the other or any product, service, finances, employees, officers, directors, capability or any other aspect of the business of Company.

17.     Entire Agreement/Modifications. This Agreement sets forth the entire agreement between the Parties with respect to Mr. Massie’s employment with and separation from the Company, and supersedes any and all prior oral and/or written agreements between the Parties relating to Mr. Massie’s employment with and separation from the Company, including (without limitation) the Employment Contract; provided that Section 2.3(a) (confidentiality) and Sections 2.4 to 2.6 (inventions and original works) of the Employment Contract shall remain in full force and effect. No variations or modifications to this Agreement shall be deemed valid unless reduced to writing and signed by the Parties.

18.     Governing Law/Venue/Mediation/Arbitration. The validity, interpretation and performance of this Agreement and any and all other matters relating to Mr. Massie’s employment with and separation from the Company, shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles. Both parties agree that any action, demand, claim or counterclaim relating to (a) Mr. Massie’s employment and separation, and/or (b) the terms and provisions of this Agreement or to its breach, must submitted to mandatory non-binding Mediation to be held before a mutually agreed-upon neutral in Boston, Massachusetts within thirty (30) days of a written request by any party articulating the basis of the dispute, violation or breach. If mediation fails to achieve a resolution, the dispute shall be submitted to binding Arbitration in Boston, Massachusetts or at a location as otherwise mutually agreed. Arbitration shall serve as the exclusive means of resolving any disputes relating to Mr. Massie’s employment or arising out of this agreement. Arbitration shall be filed with and administered by the American Arbitration Association in accordance with its applicable Employment Arbitration Rules, and each party hereby consents to any such disputes being so resolved fully and finally. Judgment on the award rendered in any such arbitration may be entered in any court having jurisdiction. The fees associated with Mediation and/or Arbitration shall be born equally by the parties involved.

19.     Acknowledgement. Mr. Massie hereby acknowledges that he has read and fully understands all provisions of this Agreement, that he has been afforded sufficient time to understand the terms and effects of this Agreement, that he has engaged counsel to advise him on all of the terms and effects of this Agreement prior to executing this Agreement, that he knowingly and voluntarily is entering into and executing this Agreement, and that neither Bridgeline, nor any of its agents or representatives, have made any representations inconsistent with the terms and effects of this Agreement.

20.     Severability/Interpretation. If any portion or provision of this Agreement is held unconstitutional, invalid, or unenforceable, the remainder of the Agreement will be deemed severable, will not be affected, and will remain in full force and effect. The language of all the parts of this Agreement and Release shall be construed as a whole, according to its fair meaning, and not strictly for or against either party.

21.     Counterparts. This Agreement may be executed in two or more counterparts, by original signature or pdf signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as a sealed instrument and it shall be binding upon and inure to the benefit of the heirs, successors and assigns of each of the parties hereto.

MR. THOMAS MASSIE	BRIDGELINE DIGITAL, INC.

By: Joni Kahn
Its: Chairperson of the Board

Dated: November ____, 2015	Dated: November________, 2015

 14